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                                                                      EXHIBIT 8

                      [Mayer, Brown & Platt Letterhead]

                                March 25, 1998


Omega Worldwide, Inc.
905 West Eisenhower Circle, Suite 101
Ann Arbor, Michigan 48103

Ladies and Gentlemen:

        We have acted as counsel to Omega Worldwide, Inc. in connection with the preparation and filing of, and the transactions contemplated in, the prospectus (the "Prospectus") included as part of the registration statement (the "Registration Statement") on Form S-1 (registration no. 333-43417). You have requested that we provide a legal opinion regarding the accuracy of the tax disclosure under certain captions in the Prospectus.

        This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion. In providing this opinion, we have relied on the description of the transactions as set forth in the Prospectus.

        Based upon and subject to the foregoing, it is our opinion that the summaries of Federal income tax consequences set forth in the Prospectus under the headings "The Rights Offering -- Federal Tax Consequences of the Rights Offering", "The Distribution -- Federal Income Tax Consequences of the Distribution" and "Taxation of Omega Worldwide and its Shareholders" are accurate in all material respects as to matters of law and legal conclusions.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the headings "The Rights Offering -- Federal Income Tax Consequences of the Rights Offering", "The Distribution -- Federal Income Tax Consequences of the Distribution" and "Taxation of Omega Worldwide and its Shareholders" in the Prospectus.

                                        Sincerely,



                                        /s/ MAYER, BROWN & PLATT

MGR